Exhibit 99.1

January 30, 2014

StanCorp Financial Group, Inc. Appoints Timothy A. Holt to Board of Directors

PORTLAND, Ore. — January 30, 2014 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) has appointed Timothy A. Holt to its Board of Directors effective January 28, 2014.

“Tim brings years of experience in financial services and investment management to the Board, where his demonstrated leadership and expertise will make him a valuable contributor to StanCorp and its Board of Directors,” said Greg Ness, chairman, president and chief executive officer.

Mr. Holt currently serves on the board of directors of Virtus Investment Partners, Inc., where he is chairman of the Risk and Finance Committee and a member of the Audit Committee. He is also on the board of directors at MGIC Investment Corporation, where he serves on the Audit Committee and Securities Investment Committee. Mr. Holt retired from Aetna, Inc., a diversified health care benefits company, in 2008, after 30 years of service. He served as Aetna’s Chief Investment Officer beginning in 1997.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

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Contacts

Investor Relations and Financial Media

Jeff Hallin, Vice President,

Investor Relations and Capital Markets

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz, Director,

Public Affairs

(971) 321-3162

bob.speltz@standard.com